Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan President and CEO Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2011 SECOND QUARTER
AND YEAR TO DATE RESULTS
Whippany, New Jersey — October 29, 2010 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported its Fiscal 2011 second quarter financial results.
•	Net sales: $15.1 million, 8% lower than $16.4 million for the Fiscal 2010 second quarter.

•	Operating income: $1.36 million, down 4% compared with $1.42 million for the Fiscal 2010 second quarter.

•	Net income: $0.64 million, or $0.07 per diluted share, down 2% from $0.65 million, or $0.07 per diluted share, in the Fiscal 2010 second quarter.

•	Adjusted EBITDA, a “Non-GAAP Financial Measure” described in this press release: $1.88 million, versus $1.86 million in the Fiscal 2010 second quarter.

•	Inventory: $17.9 million, vs. $25.8 million at the end of the Fiscal 2010 second quarter and $17.4 million at the end of March, 2010.

•	Total debt: $15.6 million, $1.6 million lower than three months ago, and $6.5 million lower than a year ago.

•	Bookings: $18.4 million, $0.6 million or 3% lower versus $19.0 million in the Fiscal 2010 second quarter. The book-to-bill ratio for the Fiscal 2011 second quarter was 1.2.

•	Backlog: $136.6 million, versus $135.8 million at September 27, 2009.
For the Fiscal first six months, the financial results follow.
•	Net sales: $31.6 million, 6% higher than $29.8 million for the Fiscal 2010 first six months.

•	Operating income: $2.65 million, 14% above $2.34 million for the Fiscal 2010 first six months.

•	Net income: $1.23 million, or $0.13 per diluted share, up 22% from $1.01 million, or $0.11 per diluted share, in the Fiscal 2010 first six months.

•	Adjusted EBITDA, a “Non-GAAP Financial Measure” described in this press release: $3.86 million, versus $3.27 million in the Fiscal 2010 first six months.

•	Bookings: $38.1 million, $3.5 million or10% over $34.6 million in the Fiscal 2010 first six months. The book-to-bill ratio for the Fiscal 2011 first six months was 1.2.
Mike Harlan, President and Chief Executive Officer, said, “We feel this was another good quarter, even with mixed financial results. Even though our sales were off somewhat, due in part to a shipments slowdown in September related to our ongoing labor negotiations, our earnings per share and EBITDA for the quarter were still about even with the same quarter last year. Our sales, earnings, and EBITDA for the first half of our fiscal year were all up from the same period
35 Melanie Lane • Whippany • New Jersey 07981
Tel: (973) 602-1001 • Fax: (973) 739-9333 • www.breeze-eastern.com www.breeze-eastern.com

Breeze-Eastern Corporation — October 29, 2010
Fiscal 2011 Second Quarter Earnings Release	Page 2 of 5

last year. Our inventory is up slightly, as we ramp up for higher shipments this quarter. Our bookings were strong again this quarter, including higher government spares orders, and our backlog is close to a new record. Our cash flow continues to be strong, and we were able to make an extra debt payment in the quarter. We are once again fully compliant with all of our debt covenants. With ample cash and no projected use of our Revolver line of credit, we are financially well-positioned.”
Mr. Harlan continued, “We are glad to report that the union voted last night to accept a new contract covering the next 3 years, which is an important step forward as we implement Lean, streamline our operations, and cut turnaround times. We have also made significant progress in the last few months in shifting to a new health plan, which will enable us to have better control of our medical costs while still offering our employees excellent medical, prescription, dental, and vision coverage at reasonable costs; we expect to implement this new health plan in January, 2011. Looking ahead, we still expect our Fiscal 2011 financial results to be significantly better than our Fiscal 2010 results.”
The Company will conduct a conference call at 10:00 a.m. EDT on Friday, October 29, 2010 with the following numbers: (866) 277-1181 or (617) 597-5358 and pass code 88695764.

*	*	*
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company, which employs approximately 170 people at its facilities in Whippany, New Jersey, reported sales of $69.0 million for the Fiscal year ended March 31, 2010.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP

Breeze-Eastern Corporation — October 29, 2010
Fiscal 2011 Second Quarter Earnings Release	Page 3 of 5

results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and six months ended September 30, 2010 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; changes in our sales strategy and product development plans; changes in the marketplace; developments in environmental proceedings that we are involved in; continued services of our executive management team; status of labor relations; competitive pricing pressures; market acceptance of our products under development; delays in the development of products; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — October 29, 2010
Fiscal 2011 Second Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/10	9/27/09	9/30/10	9/27/09

Net sales	$15,106	$16,408	$31,646	$29,770
Cost of sales	8,930	10,445	19,337	18,573

Gross profit	6,176	5,963	12,309	11,197

Selling, general, and administrative expenses	4,816	4,488	9,446	8,672
Relocation expense	—	51	211	189

Operating income	1,360	1,424	2,652	2,336

Interest expense	170	229	383	463
Other expense-net	81	67	145	128

Income before income taxes	1,109	1,128	2,124	1,745

Provision for income taxes	466	474	892	733

Net income	$643	$654	$1,232	$1,012

Basic earnings per share:	$0.07	$0.07	$0.13	$0.11

Diluted earnings per share:	$0.07	$0.07	$0.13	$0.11

Weighted average basic shares	9,400,000	9,389,000	9,398,000	9,377,000
Weighted average diluted shares	9,412,000	9,394,000	9,412,000	9,388,000
BALANCE SHEET INFORMATION
(In Thousands of Dollars Except Share Data)

	9/30/10	3/31/10

Current assets	$40,742	$39,851
Fixed assets — net	8,938	9,575
Other assets	26,184	26,682

Total assets	$75,864	$76,108

Current portion of long-term debt and short term borrowings	$2,464	$3,286
Other current liabilities	12,003	11,377

Total current liabilities	14,467	14,663
Long-term debt	13,143	14,786
Other non-current liabilities	18,965	18,839
Stockholders’ equity	29,289	27,820

Total liabilities and stockholders’ equity	$75,864	$76,108

Breeze-Eastern Corporation — October 29, 2010
Fiscal 2011 Second Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/10	9/27/09	9/30/10	9/27/09

Net sales	$15,106	$16,408	$31,646	$29,770
Cost of sales	8,930	10,445	19,337	18,573

Gross Profit	6,176	5,963	12,309	11,197

Selling, general and administrative expenses	4,816	4,488	9,446	8,672
Relocation expense	—	51	211	189

Operating income	1,360	1,424	2,652	2,336

Add back: Depreciation and amortization	528	381	998	740
Relocation expense	—	51	211	189

Adjusted EBITDA	$1,888	$1,856	$3,861	$3,265

Net income	$643	$654	$1,232	$1,012
Provision for income taxes	466	474	892	733
Depreciation and amortization	528	381	998	740
Relocation expense	—	51	211	189
Interest expense	170	229	383	463
Other expense-net	81	67	145	128

Adjusted EBITDA	$1,888	$1,856	$3,861	$3,265

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